Calculation of Filing Fee Tables
Rule 424(i)
iShares Ethereum Trust ETF
#	Data Element	Values
1.	Name of the issuer	iShares Ethereum Trust ETF
2.	Business address of Issuer	C/O ISHARES DELAWARE TRUST SPONSOR, LLC , 400 HOWARD STREET , SAN FRANCISCO , CA 94105
3.	Securities Act file number(s) of the registration statement(s) associated with the offering	333-275583
4.	If applicable, the date on which the issuer ceased operations or was deemed to cease operations, pursuant to Rule 456(d)(4)	NA
5.	Last day of the fiscal year for the issuer for which the prospectus is filed	12/31/2025
Calculation of Registration Fee:
6.	Name of the securities for which the prospectus is filed	Shares
7.	Aggregate sale price of securities sold during the fiscal year	$ 14,798,904,285.00
8.	Aggregate redemption or repurchase price of securities redeemed or repurchased during the fiscal year	$ 5,753,916,924.00
9.	Aggregate redemption or repurchase price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not used previously to reduce registration fees payable to the Commission	$ 0.00
10.	Net sales amount	$ 9,044,987,361.00
11.	Amount of redemption credits available for use in future years to offset sales	$ 0.00
12.	Fee Rate (multiplier for determining registration fee)	0.0001381
13.	Registration fee due (exclusive of any interest due)	$ 1,249,112.75
14.	Fee Note
Fees Summary:
15.	Total Registration Fees (exclusive of any interest due)	$ 1,249,112.75
16.	Interest due pursuant to Rule 456(d)(5) if the prospectus is being filed more than 90 days after the end of the issuer's fiscal year	$ 0.00
17.	Total amount of registration fee due, including any interest due, if the prospectus is being filed more than 90 days after the end of the issuer's fiscal year	$ 1,249,112.75
18.	Total Fee Offsets	$ 0.00
19.	Net amount of registration fee due (including any interest due if the prospectus is being filed more than 90 days after the end of the issuer's fiscal year) after offsets	$ 1,249,112.75
457(p) Fee Offset Claims ☑Not Applicable
18.a Name of the registrant that filed the earlier registration statement from which the filing fee is offset	18.b File Number of the earlier registration statement from which the filing fee is offset	18.c Initial filing date of the earlier registration statement	18.d Amount of the previously paid filing fee to be offset against the currently due filing fee	18.e Amount of unsold Securities Associated with Fee Offset Claimed	18.f Amount of unsold Aggregate Offering Amount Associated with Fee Offset Claimed

18.g Statement that the registrant has: (i) Withdrawn the prior registration statement; or (ii) Terminated or completed any offering that included the unsold securities associated with the claimed offset under the prior registration statement